Exhibit 99.1

XPO Announces Appointment of Kyle Wismans as Chief Financial Officer

GREENWICH, Conn. — July 19, 2023 — XPO (NYSE: XPO), today announced the promotion of Kyle Wismans to the position of chief financial officer, effective August 11, 2023. Wismans currently serves as XPO’s senior vice president, revenue management and finance, after joining the company in 2019 as senior vice president, financial planning and analysis. He will succeed CFO Carl Anderson, who is stepping down to rejoin a former colleague in an industry where he worked for over a decade.

Mario Harik, chief executive officer of XPO, said, “We expect this transition to be a seamless hand-off between two senior executives in our organization. Kyle is a seasoned finance leader who has been instrumental in the execution of our two spin-offs and our LTL growth strategy. Carl has made many contributions to XPO, and I have no doubt that he’ll continue to be successful in this next step of his career.”

Wismans has held numerous senior financial positions during his 17-year career with global public companies. Prior to XPO, he was an executive with General Electric Company and Baker Hughes for over a decade, including leadership positions as head of global financial planning and analysis for two divisions, chief financial officer for the oil and gas pressure control business, as well as senior responsibilities with the global audit staff. He holds a degree in business administration from the University of Michigan, Stephen M. Ross School of Business.

About XPO

XPO (NYSE: XPO) is one of the largest providers of asset-based less-than-truckload (LTL) transportation in North America, with proprietary technology that moves goods efficiently through its network. Together with its business in Europe, XPO serves approximately 48,000 customers with 558 locations and 38,000 employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Media Contact

Karina Frayter

+1-203-484-8303

karina.frayter@xpo.com

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